Exhibit 5.1

Two22 Building
222 South Ninth Street
Suite 2000
Minneapolis, MN 55402-3338

Tel (612) 607-7000 Fax (612) 607-7100

www.foxrothschild.com

November 14, 2022

ReShape Lifesciences Inc.

1001 Calle Amanecer

San Clemente, CA 92673

RE: ReShape Lifesciences Inc. Registered Direct Offering

Ladies and Gentlemen:

We have acted as counsel to ReShape Lifesciences Inc., a Delaware corporation (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a prospectus supplement, dated November 8, 2022 (the “Prospectus Supplement”), relating to the offering (the “Offering”) by the Company of: (i) 2,392,524 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), (ii) 2,500 shares of the Company’s Series D Mirroring Preferred Stock, par value $0.001 per share and stated value of $0.001 per share (the “Preferred Stock”), and (iii) pre-funded warrants (the “Pre-funded Warrants”) to purchase an aggregate of 492,901 shares of Common Stock (the “Pre-funded Warrant Shares”), which are registered under the Registration Statement on Form S-3 (File No. 333-259301) (the “Registration Statement”) filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), on September 3, 2021, and declared effective on September 17, 2021. The Common Stock, Preferred Stock and Pre-funded Warrants are to be sold by the Company pursuant to a Securities Purchase Agreement, dated November 8, 2022 (the “Securities Purchase Agreement”), entered into by and between the Company and the purchaser, a copy of which has been filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K to which this opinion is attached as Exhibit 5.1.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related applicable Prospectus Supplement, other than as expressly stated herein.

In connection with this opinion, we have examined the Company’s Restated Certificate of Incorporation and all amendments thereto; the Certificate of Designation of Preferences, Rights and Limitations of Series D Mirroring Preferred Stock; the Company’s Restated Bylaws, as currently in effect; the Registration Statement and the exhibits thereto; the prospectus dated September 17, 2021, which forms a part and is included in the Registration Statement; the Prospectus Supplement; the Securities Purchase Agreement; and such other documents, records, certificates, memoranda and instruments as we have deemed necessary as a basis for this opinion.

November 14, 2022

In rendering these opinions, we have assumed: the genuineness and authenticity of all signatures on original documents, including electronic signatures made and/or transmitted using electronic signature technology (e.g., via DocuSign or similar electronic signature technology); that any such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature; the legal capacity of all natural persons; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as certified or photocopies; the authenticity of the originals of such latter documents; the accuracy and completeness of all documents and records reviewed by us; the accuracy, completeness and authenticity of certificates issued by any governmental official, office or agency and the absence of change in the information contained therein from the effective date of any such certificate; and, other than for the Company, the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.	The shares Common Stock to be issued and sold by the Company have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Securities Purchase Agreement, will be validly issued, fully paid and non-assessable shares of common stock of the Company.

2.	The shares Preferred Stock to be issued and sold by the Company have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Securities Purchase Agreement, will be validly issued, fully paid and non-assessable shares of Series D Mirroring Preferred Stock of the Company.

3.	The Pre-funded Warrants to be issued and sold by the Company have been duly authorized for issuance, and, when issued and paid for in accordance with the terms and conditions of the Securities Purchase Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4.	The Pre-funded Warrant Shares to be issued by the Company upon exercise of the Pre-funded Warrants have been duly validly authorized and reserved for issuance and, when issued in accordance with the terms of the Pre-funded Warrants and the Securities Purchase Agreement, will be validly issued, fully paid and non-assessable.

November 14, 2022

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and is based on these laws as in effect on the date hereof. We express no opinion herein as to any other statutes, rules or regulations. We express no opinion herein as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or other state law, rule or regulation relating to securities, or to the sale or issuance thereof.

This opinion letter has been prepared for your use in connection with the Offering. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

We consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K (and its incorporation by reference in the Registration Statement) and to the reference to this firm under the caption “Legal Matters” in the prospectus contained therein. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Fox Rothschild LLP